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                                                                       Exhibit 3

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT entered as of the 14th day of April, 2000, by and between Brunswick Technologies, Inc. (hereinafter referred to as the "Corporation") [as to Malcolm Lee, his employment is with Brunswick Technologies Europe, Ltd., but references to "the Corporation" include Brunswick Technologies, Inc. relative to termination and change of control matters] and [ name ] (hereafter referred to as the "Executive").

         WHEREAS, the Executive has heretofore been employed as [______________ title]; and


         WHEREAS, it is essential to the best interests of the Corporation to foster the continuous employment of key management personnel. The Corporation, through its Board of Directors, recognizes that the possibility of a change in control of the Corporation exists and that such possibility, and the uncertainty and questions which it may raise among senior management, may result in the departure or distraction of senior management personnel to the detriment of the Corporation and the Corporation's stockholders; and

         WHEREAS, the Board of Directors has determined that it is in the best interests of the Corporation and its stockholders that the Corporation execute this Agreement, to induce Executive to remain in the employ of the Corporation and devote his full time and efforts to the affairs of the Corporation; and

         WHEREAS, the Executive is unwilling to continue in the employment of the Corporation if this Agreement is not executed; and

         WHEREAS, the parties therefore desire by this writing to set forth the employment relationship of the Corporation and the Executive.

         NOW, THEREFORE, it is AGREED as follows:

         1.       RECITATIONS ACCURATE; EMPLOYMENT.

         (a)      The above recitations are accurate.

         (b) The Executive is employed as [_________________ title]. The Executive shall render administrative and management services to the Corporation such as have been historically performed by him. He shall also promote, to the extent permitted by law, the business of the Corporation. The Executive's other duties shall be such as the Board of Directors may from time to time reasonably direct and which are customarily performed by persons situated in a similar executive capacity, including normal duties as an officer of the Corporation.

         2. BASE SALARY. The Corporation agrees to pay the Executive during the term of this Agreement compensation in the amount of $_______ per annum annual basis to be paid on a weekly basis ("Base Salary"); provided, that the rate of such salary shall be



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reviewed by the Compensation Committee of the Board of Directors of the
Corporation not less often than annually and may be increased, but not decreased.

         3. DISCRETIONARY BONUSES. The Executive shall be entitled to participate in an equitable manner with all other senior management personnel of the Corporation or its subsidiaries in discretionary bonuses authorized and declared by the Compensation Committee of the Board of Directors of the Corporation to its senior management executives. No other compensation provided for in this Agreement shall be deemed a substitute for the Executive's right to participate in such discretionary bonuses when and as declared by the Compensation Committee of the Board of Directors.

         4.     (a)      PARTICIPATION IN RETIREMENT AND MEDICAL PLANS. The
Executive shall be entitled to participate in any employee benefit plan of the Corporation relating to pension, profit sharing, retirement, health insurance, medical reimbursement or other employee benefit plans that the Corporation may adopt for the benefit of its executives and, at Executive's option, for other employees, consistent with the terms and conditions of such employee benefit plans.

                (b) EXECUTIVE BENEFITS; EXPENSES. The Executive shall be eligible to participate in any fringe benefits which may be or become applicable to the Corporation's executive employees including without limitation participation in any stock option or incentive plans adopted by the Boards of Directors, life or disability insurance, a reasonable expense account, and any other benefits which are commensurate with the responsibilities and functions to be performed by the Executive under this Agreement and in any event, no less than equivalent to such benefits as have historically been available to the Executive. The Corporation shall promptly reimburse Executive for all reasonable out-of-pocket expenses which Executive shall incur in connection with his services for the Corporation or its subsidiaries. In addition, the Executive shall have the right to avail himself of such vacation, sick leave and other benefits provided by personnel policies or otherwise, from time to time in effect for other senior management personnel of the Corporation, and in any event no less than equivalent to such benefits as have historically been available to Executive.

         5. EMPLOYMENT TERM. The initial term of employment under this Agreement shall be for the one year period commencing April 14, 2000 and ending April 13, 2001 and on each annual anniversary date from the date of commencement of this Agreement the term of employment shall automatically be extended for an additional one year period beyond the then effective expiration date unless written notice from the Corporation or the Executive is received not less than 90 days prior to an anniversary date advising the other party that this Agreement shall not be further extended (the "Employment Term"); provided, however, that if the Effective Date of a Change in Control, as defined in
Section 9(a), occurs after such written notice has been given by Corporation, but before the end of the Employment Term, Executive shall be entitled to the Extended Employment Term and other provisions of Section 9 without regard to such notification.

         6.     LOYALTY; NONCOMPETITION.


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                (a)     The Executive shall devote his full business time to the
performance of his employment under this Agreement. During the Employment Term the Executive shall not engage in any business or activity contrary to the business affairs or interests of the Corporation or any of its subsidiaries.

                (b) Nothing contained in this Paragraph 6 shall be deemed to prevent or limit the right of Executive to invest in the capital stock or other securities of any business dissimilar from that of Employer, or, solely as a passive or minority investor, in any business.

                (c) In the event the Executive elects to terminate this Agreement during the Window Period after a Non-Hostile Change in Control pursuant to Section 9(d)(ii)(B)(II), for a period of eighteen (18) months (the "Non-Compete Period"), Executive will not directly or indirectly engage in activities similar or reasonably related to those in which Executive shall have engaged hereunder during the Employment Term for, nor render services similar or reasonably related to those which Executive shall have rendered hereunder during the Term to, any person or entity whether now existing or hereafter established which competes with (or has proposed or has specific plans to compete with) the Corporation (as determined in good faith by the Board, which determination shall be conclusive, a "Direct Competitor") in any line of business engaged in or under development by the Corporation; nor shall Executive entice, induce or encourage any of the Corporation's other employees to engage in any activity which, were it done by Executive would violate any provision hereof. As used in this Section the term "any line of business engaged in or under development by the Corporation" shall be applied as at the Termination Date (as hereinafter defined). No provision hereof shall be construed to preclude Executive from performing the same services which the Corporation hereby retains Executive to perform for any person or entity which is not a Direct Competitor of the Corporation so long as Executive does not thereby violate any of the terms hereof.

                (d) Executive acknowledges that the restrictions contained in this Section 6 correctly set forth the understanding of the parties at the time this Agreement is entered into, are reasonable and necessary to protect the legitimate interests of the Corporation, and that any violation will cause substantial injury to the Corporation. In the event of any such violation, the Corporation shall be entitled, in addition to any other remedy, to preliminary or permanent injunctive relief. If any court having jurisdiction shall find that any part of the restrictions set forth in this Agreement are unreasonable in any respect, it is the intent of the parties that the restrictions set forth herein shall not be terminated, but that this Agreement shall remain in full force and effect to the extent (as to time periods and other relevant factors) that the court shall find reasonable.

         7. STANDARDS. The Executive shall perform his duties under this Agreement in accordance with such reasonable standards expected of executives with comparable positions in comparable organizations as may be established from time to time by the Corporation's Board of Directors. The Corporation will provide Executive with the



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working facilities and staff customary for similar executives and necessary for him to perform his duties.

         8.       TERMINATION AND TERMINATION PAY.

         The Executive's employment under this Agreement shall be terminated upon the following occurrences:

                  (a) The death or permanent disability of the Executive during Employment Term, in which event the Executive or the Executive's estate or his designated beneficiary shall be entitled to receive the compensation payable to the Executive hereunder for a one year period following his date of death or permanent disability. For the purposes of this Agreement, "permanent disability" means a physical or mental infirmity which impairs the Executive's ability to substantially perform his duties under this Agreement, with or without reasonable accommodation, which continues for a period of at least one hundred eighty (180) consecutive days ("Disability");

                  (b) The Corporation reserves the right to terminate this Agreement at any time for Just Cause. Termination for "Just Cause" shall mean termination for conviction of the Executive of a felony involving a crime of moral turpitude, deliberate dishonesty to the Corporation involving substantial material personal profit, or gross and willful failure to perform stated duties after written notice from the Board of Directors detailing with specificity any such failures and providing a reasonable opportunity to cure any such failures, to the extent they are curable. Subject to the provisions of Section 9 hereof, in the event this Agreement is terminated for Just Cause, the Corporation shall only be obligated to continue to pay the Executive his Base Salary up to the date of termination for Just Cause;

                  (c) Executive's employment under this Agreement may be terminated at any time by a decision of the Board of Directors of the Corporation, without Just Cause, upon ninety (90) days written notice to the Executive. For the purposes of this Agreement, in the event the stockholders approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of its assets, the Agreement shall be deemed terminated without Just Cause. In the event Executive's employment under this Agreement is terminated by the Board of Directors without Just Cause, as defined above, the Corporation shall be obligated to continue to pay the Executive his Base Salary and "other compensation" due under this Agreement up to the later of (i) the date of termination of the Employment Term of this Agreement , (ii) 12 months from the date of such termination. "Other compensation" as defined herein shall include
(i) the Executive's pro rata share of any discretionary bonuses that would have been otherwise payable to the Executive had he remained employed through the Employment Term, (ii) payment by the Corporation of the costs to continue any medical insurance under COBRA for eighteen (18) months following termination or to the maximum extent permissible under COBRA, and (iii) an amount equal to the value of any benefits Executive would have received pursuant to



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Section 4(b) had he remained an employee during the one year period following termination;

                  (d) The Executive may terminate his employment for "Good Reason." For purposes of this Agreement, "Good Reason" shall mean (i) a change in the Executive's status, title, position or responsibilities (including reporting responsibilities) which, in the Executive's reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect immediately prior thereto; (ii) the assignment to the Executive of any duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with his status, title, position or responsibilities; (iii) any removal of the Executive from or failure to reappoint or reelect him to any of such offices or positions as he currently holds (including Director of the Corporation), except in connection with the termination of his employment for death, disability, Just Cause, or by the Executive other than for Good Reason; (iv) a reduction in the Executive's Base Salary or any failure to pay the Executive any compensation or benefits to which he is entitled within five days of the date due; (v) a failure to increase the Executive's Base Salary at least annually at a percentage of Base Salary no less than the average of the percentage increases (other than increases resulting from the Executive's promotion) granted to the Executive during the three full years ended prior to the year of termination (or such lesser number of full years during which the Executive was employed); (vi) the Corporation's requiring the Executive to be based at any place outside a 30-mile radius from Brunswick, Maine, except for reasonably required travel on the Corporation's business;
(vii) the failure by the Corporation to (A) continue in effect (without reduction in benefit level, and/or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating immediately prior thereto, unless a substitute or replacement plan has been implemented which provides substantially identical compensation or benefits to the Executive or (B) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other compensation or employee benefit plan, program and practice as in effect at any time within ninety (90) days preceding such failure; (viii) the insolvency or the filing (by any party, including the Corporation) of a petition for bankruptcy of the Corporation; (ix) any material breach by the Corporation of any provision of this Agreement; (x) any purported termination of the Executive's employment for Just Cause by the Corporation which does not comply with the terms of Section 8(c) hereof; or (xi) the failure of the Corporation to obtain an agreement, satisfactory to the Executive, from any successor or assign of the Corporation to assume and agree to perform this Agreement, as contemplated in Section 10(a) hereof. In the event the Executive terminates his employment under this Agreement for Good Reason, as defined above, the Corporation shall be obligated to continue to pay the Executive his Base Salary and "other compensation" due under this Agreement up to the later of (i) the date of termination of the Employment Term of this Agreement or, (ii) 12 months from the date of such termination. The Executive's right to terminate his employment pursuant to this Section 8(d) shall not be affected by his incapacity due to physical or mental illness.




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                  (e)   The Executive may voluntarily terminate his employment
hereunder at any time without Good Reason, upon ten (10) days written notice.

         9.       CHANGE IN CONTROL.

                  (a) Notwithstanding anything herein to the contrary, an "Extended Employment Term" shall commence on the first date on which a Change in Control occurs (the "Effective Date"). The Extended Employment Term shall be for a period of three years in the event of a Hostile Change in Control and two years in the event of a Non-Hostile Change in Control. The Extended Employment Term shall automatically be extended for a one year period beyond the expiration date unless written notice from the Corporation or the Executive is received not less than ninety (90) days prior to the expiration date of the Extended Term, advising the other party that this Agreement shall not be further extended.

                  (b) Notwithstanding anything contained herein to the contrary, if the Executive's employment is terminated prior to the Effective Date and the Executive reasonably demonstrates that such termination occurred in connection with, or in anticipation of, a Change in Control, then for all purposes the Effective Date shall mean the date immediately prior to the date of such termination.

                  (c)   The Extended Employment Term shall:

                        (i) In the event of a Hostile Change in Control (as defined in Section 10(b) below) commence on the Effective Date and continue for a period of three (3) years from the Effective Date and for such additional annual periods as it is automatically extended as provided in Section 9(a); or

                        (ii) In the event of a Non-Hostile Change in Control (as defined in Section 10(c) below) commence on the Effective Date and continue for a period of two (2) years from the Effective Date and for such additional annual periods as it is automatically extended as provided in Section 9(a).

                  (d)   During the Extended Employment Term:

                        (i)   In the event of a Hostile Change in Control:

                        A. In addition to other amounts payable hereunder, if the Executive remains employed with the Corporation through the first anniversary of the Effective Date, the Corporation shall pay to the Executive a Special Bonus (the "Special Bonus") in recognition of Executive's services during the crucial one-year transition period following the Change in Control, in cash equal to the sum of (i) Executive's base salary at the highest rate in effect at any time subsequent to the 90th day prior to the Effective Date, and
(ii) the annual bonus paid or payable to the Executive for the most recently completed fiscal year during the Extended Employment Term. The Special



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Bonus shall be paid in cash within thirty (30) days from the date of expiration of the first anniversary of the Effective Date.

                        B. If the Executive's employment with the Corporation shall be terminated (other than by reason of death), (x) by the Corporation other than for Just Cause or Disability, or (y) by the Executive for Good Reason, the Executive shall be entitled to the following:

                                I. the Corporation shall pay the Executive all accrued compensation;

                                II. the Corporation shall pay the Executive as severance pay in a single payment an amount in cash equal to three times the sum of the Executive's "base amount" as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), less one dollar, provided, however, that if the Special Bonus has been paid to the Executive pursuant to Section 9(d)(i)(A) above, the multiplier of "three" above shall be decreased to "two."

                        (ii)     In the event of a Non-Hostile Change in
Control:

                                                              A. The Executive
                                            may within a period commencing on
                                            the Effective Date and ending six
                                            (6) months thereafter (the "Window
                                            Period"), elect to terminate this
                                            Agreement by written notice to the
                                            Corporation given within five (5)
                                            days prior to the last day of the
                                            Window Period.

                                                              B. If the
                                            Executive's employment with the
                                            Corporation shall be terminated
                                            (other than by reason of death), (1)
                                            by the Corporation other than for
                                            Just Cause or Disability, (2) by the
                                            Executive for Good Reason or (3) by
                                            the Executive within the Window
                                            Period, the Executive shall be
                                            entitled to the following:

                                I. The Corporation shall pay the Executive all accrued compensation and

                                II. The Corporation shall pay the Executive as severance pay in a single payment an amount in cash equal to the greater of
                                         (x) the total compensation payable
                                         under this Agreement from



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                                         the date of termination through the
                                         date of expiration of the Extended Term
                                         (including any extensions thereof) or
                                         (y) the total compensation that would
                                         be payable under this Agreement
                                         assuming the Extended Employment Term
                                         expired eighteen (18) months after the
                                         date of termination. However, and only
                                         in the event the Executive elects to
                                         terminate this Agreement during the
                                         Window Period other than for Good
                                         Reason the compensation payable to
                                         Executive under this Section 9(d)(ii)B
                                         shall be payable ratably for an 18
                                         month period in consideration of
                                         Executive's agreement not to compete
                                         with the Corporation during said period
                                         as provided in Section 6(c) above.

                  (e) In addition to payment of amounts due to Executive pursuant to Sections (9)(d)(i)(A) or 9(d)(ii)(B) above, if the Executive's employment with the Corporation shall be terminated (other than by reason of death), (1) by the Corporation other than for Just Cause or Disability, (2) by the Executive for Good Reason or (3) by the Executive within the Window Period, (as provided in Section 9(d)(ii)(A) above):

                  (i) The Corporation shall (x) pay to the Executive the costs to continue any medical insurance under COBRA for eighteen (18) months following termination, or to the maximum extent permissible under COBRA, and (y) an amount equal to the value of any benefits Executive would have received pursuant to Section 4(b) had he remained an employee during the two year period following termination. This Section shall not be interpreted so as to limit any benefits to which the Executive, his dependents or beneficiaries may be entitled under any of the Corporation's employee benefit plans, programs or practices following the Executive's termination of employment, including without limitation, retiree medical and life insurance benefits;

                  (f) The amounts provided for in Sections 9(a) through (e) shall be paid within five (5) days after the Executive's Termination Date.

                  (g) The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.

                  (h) In the event that any payments or benefit (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")), to the Executive or for his benefit paid or payable or distributed or distributable pursuant to



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the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company or of a substantial portion of its assets (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive will be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties, other than interest and penalties imposed by reason of the Executive's failure to file timely a tax return or pay taxes shown due on his return, imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                  (i) An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at the Corporation's expense by an accounting firm selected by the Corporation and reasonably acceptable to the Executive which is designated as one of the five largest accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to the Corporation and the Executive within five days of the Termination Date if applicable, or such other time as requested by the Corporation or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax) and if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the "Dispute"). The Gross-Up Payment, if any, as determined pursuant to this Section 9(i) shall be paid by the Corporation to the Executive within five (5) days of the receipt of the Accounting Firm's Determination. Upon the final resolution of a Dispute, the Corporation shall promptly pay to the Executive, any additional amount required by such resolution. If there is no Dispute, the Determination shall be binding, final and conclusive upon the Corporation and the Executive subject to the application of Sections 9(h) above and 9(j) below. Nothing in this Section alters or impairs the rights of the Executive under Sections 9(h) and 9(j), which shall control over this Subsection.

                  (j) Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Corporation shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Corporation has actually withheld from the Payment or Payments.

         10.      DEFINITIONS.

                  (a)   CHANGE IN CONTROL.  A "Change in Control" shall mean



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an acquisition (other than directly from the Corporation) of any voting securities of the Corporation (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of the combined voting power of the Corporation's then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control; and provided further that an acquisition for these purposes shall be deemed to include a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the Voting Securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the number of outstanding securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Corporation (for purposes of this definition, a "Subsidiary") (ii) the Corporation or its Subsidiaries, or (iii) any Person in connection with a "NonHostile Change in Control" (as hereinafter defined).

                  (b) HOSTILE CHANGE IN CONTROL. A "Hostile Change in Control" shall mean a Change in Control which has not been approved by at least two thirds of the Incumbent Board at or before the earlier of (i) a public announcement by any Person, whether before or after execution of this Agreement, of the intention to obtain a sufficient number of Voting Securities as would upon their acquisition constitute a Change in Control or (ii) upon a Change in Control.

                  (c) NON-HOSTILE CHANGE IN CONTROL. A Change in Control which has been approved by at least two-thirds of the Incumbent Board and is not a Hostile Change in Control.

                  (d) INCUMBENT BOARD. Those individuals who, as of April 17, 2000, are members of the Board, shall be considered members of the "Incumbent Board";



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provided, however, that if the election, or nomination for election by the
Corporation's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

                  (e) TERMINATE OR TERMINATION DATE. The date upon which employment of the Executive is effective for any reason under this Agreement, whether such termination is voluntary or involuntary, for Just Cause or Good Reason, or effected by death or Disability.

         11.      SUCCESSORS AND ASSIGNS.

                  (a) This Employment Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Corporation which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Corporation, and the Corporation shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession or assignment had taken place. The term "Corporation" as used herein shall include such successors and assigns.

                  (b) Since the Corporation is contracting for the unique and personal skills of the Executive, the Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Corporation.

         12. APPLICABLE LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the State of Maine without giving effect to the conflict of law principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in the State of Maine.

         13. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

         14. FEES AND EXPENSES; INDEMNIFICATION. The Corporation shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive as they become due as a result of (a) the Executive's termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing in good faith any such termination of employment) or; (b) the Executive's



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seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Corporation under which the Executive is or may be entitled to receive benefits; or (c) otherwise under or relating to this Agreement, or relating to Executive's employment by the Corporation. The Corporation shall also, to the greatest extent possible under applicable law and not prohibited by the Corporation's bylaws, indemnify and hold Executive harmless from all loss, liability and expense from all claims, of whatever kind or nature, that arise in connection with or otherwise relate to his employment by the Corporation, excluding only claims arising from Executive's gross negligence or knowing and intentional malfeasance. Executive's rights and remedies under this Section are in addition to, and shall not limit, any other rights or remedies Executive may have against the Corporation, including without limitation rights or remedies under the Corporation's bylaws or applicable law.

         15. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Corporation shall be directed to the attention of the Board with a copy to the Secretary of the Corporation. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

         16. NON-EXCLUSIVITY OF RIGHTS.Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Corporation or any of its subsidiaries and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Corporation or any of its subsidiaries. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Corporation or any of its subsidiaries shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

         17. SETTLEMENT OF CLAIMS. The Corporation's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, defense, recoupment, or other right which the Corporation may have against the Executive or others.

         18. MISCELLANEOUS. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing and signed by the Executive and the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or



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
otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not expressly set forth in this Agreement.

         19. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

         20. INDEPENDENT ADVICE. Executive hereby acknowledges that he has been advised of the opportunity available to him to seek and obtain advice of legal counsel and financial advisors of his own choosing prior to and in connection with Executive's execution of this Agreement. In addition Executive hereby affirms that he has either obtained such advice or knowingly and willingly decided to forego the opportunity to avail himself of such advice.

         21.    ARBITRATION.

                  (a) To the fullest extent permitted by law, all contractual disputes between Executive, his attorneys, personal representatives and assigns, and the Corporation, its shareholders, directors, officers, employees, agents, successors, attorneys and assigns, arising under this Agreement (the "Arbitrable Claims") shall be resolved by arbitration, with the exception of any action for equitable relief to enforce the non-competition restrictions pursuant to Section 6 hereof.

                  (b) Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended ("AAA Rules"), as augmented by this Agreement. Any demand for arbitration shall specify the claims asserted and the facts upon which the claims are based. Arbitration shall be final and binding on the parties and shall be the exclusive remedy for all Arbitrable Claims. All arbitration hearings under this Agreement shall be conducted in Portland, Maine. All parties shall have the rights of discovery permitted under the AAA Rules. THE PARTIES WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY WITH REGARD TO ARBITRABLE CLAIMS, INCLUDING THE EXISTENCE OF AN AGREEMENT TO ARBITRATE.

                  (c) All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall apply the terms of this Agreement, without modifying them in any respect.

                  (d) All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties, their counsel, witnesses and experts, the arbitrator, and, to the extent involved, a court and court staff. The parties consent to all arbitration and court orders necessary to implement this provision.


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


                  (e) This Section and Sections 6 and 15 shall survive termination of the Executive's employment and the expiration of this Agreement.

           IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first herein above written.

                                            BRUNSWICK TECHNOLOGIES, INC.


                                     By:
                                         --------------------------------------
                                         Peter N. Walmsley, Chairman of the
                                         Independent Committee of the Board of
                                         Directors


WITNESS:



-------------------------------           ------------------------------------
                                                     Executive



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